EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Interactive Strength Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party making such filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 12, 2023.

Block.one

By:	/s/ Andrew Bliss
Name:	Andrew Bliss
Title:	Authorized Signatory

Block.one Investments 1

By:	/s/ Stephen Ellis
Name:	Stephen Ellis
Title:	Authorized Signatory

/s/ Brendan Francis Blumer
Brendan Francis Blumer

/s/ Kokuei Yuan
Kokuei Yuan

/s/ Andrew Bliss
Andrew Bliss